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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -------------------------

                                    FORM 8-K

                            -------------------------

                                 CURRENT REPORT
                             Pursuant to Section 13
                           or 15(d) of the Securities
                              Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 1, 2002

                         The Yankee Candle Company, Inc.

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             (Exact name of registrant as specified in this charter)


          Massachusetts               001-15023               04 259 1416
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(State or other jurisdiction of  (Commission File No.)       (IRS Employer
incorporation)                                             Identification No.)


16 Yankee Candle Way, South Deerfield, Massachusetts             01373
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(Address of principal executive offices)                       (Zip Code)

Registrant's telephone number, including area code: (413) 665-8306
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ITEM 9. REGULATION FD DISCLOSURE

        On April 1, 2002, The Yankee Candle Company, Inc. (the "Company") filed an amendment to its Registration Statement on Form S-3 for the sale of up to 14,375,000 shares of its common stock by certain securityholders of the Company. The following financial information for the first fiscal quarter of 2002 was included in such filing: "We expect net sales for our first quarter ended March 30, 2002 to be approximately $88 million, comprised of total retail sales growth (including our catalog and Internet business) of approximately 21% over the first quarter of 2001 and wholesale sales growth of approximately 13% over the first quarter of 2001. Comparable store and catalog and Internet sales are expected to increase approximately 1% over the first quarter of 2001. Retail comparable store sales are expected to decrease approximately 4% compared to the first quarter of 2001, as a result of continued softness in the economy and decreased mall traffic. Diluted earnings per share are expected to be $.12 to $.13. We plan to announce our first quarter financial results on April 24, 2002."

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                                   SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            THE YANKEE CANDLE COMPANY, INC.


                                            By: /s/ Robert R. Spellman
                                                --------------------------------
                                                Robert R. Spellman
                                                Senior Vice President, Finance
                                                  and Chief Financial Officer
                                                (Principal Financial and
                                                  Accounting Officer)

Date: April 1, 2002